Exhibit 5.1
October 9, 2007
TranS1 Inc.
411 Landmark Drive
Wilmington, North Carolina 28412-6303

Re:	TranS1 Inc. Registration Statement on Form S-1—Registration No. 333-144802
Ladies and Gentlemen:
     At your request, we have examined the form of Registration Statement on Form S-1, Registration No. 333-144802, initially filed by TranS1 Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on July 24, 2007 (as amended, and as may be further amended or supplemented, the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 6,325,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”). Said shares of Common Stock, which include 825,000 shares issuable pursuant to an over-allotment option granted to the underwriters by the Company, are to be sold to the underwriters as described in the Registration Statement for sale to the public.
     As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the authorization, issuance and sale of the shares of Common Stock.
     Based on the foregoing, and subject to compliance with applicable state securities laws, it is our opinion that the 6,325,000 shares of Common Stock, when issued and sold in the manner described in the Registration Statement, will be legally issued, fully paid and nonassessable.
     We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement, including the prospectus constituting a part thereof, and any amendments thereto. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours, STRADLING YOCCA CARLSON & RAUTH
/s/ STRADLING YOCCA CARLSON & RAUTH